Exhibit 99.2

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Announces Reverse Split of Common Stock

Numbers of Authorized and Outstanding Shares Reduced on a 1-for-5 Basis

Iselin, NJ, May 31, 2005 - Pharmos Corporation (Nasdaq: PARS) today announced that its Board of Directors has approved a one-for-five reverse split of its common stock, effective today, May 31, 2005. Beginning today, the Company’s common stock will trade for twenty trading days under a new ticker symbol on Nasdaq: PARSD.

As a result of the reverse stock split, every five shares of Pharmos common stock will be combined into one share of common stock. The Company will round up any fractional shares created by the reverse stock split to whole shares. The reverse stock split affects all the Company’s common stock, stock options and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split will reduce the number of shares of the Company’s common stock outstanding from approximately 95,138,000 shares to approximately 19,028,000 shares. The number of authorized shares of common stock will be reduced from 150,000,000 shares to 30,000,000 shares.

The Company’s common stock will also trade under a new CUSIP number beginning today as a result of the reverse split. Shareholders who have existing stock certificates will receive instruction from the Company’s transfer agent, American Stock Transfer and Trust Company, on how to receive new stock certificates. Shareholders who have their certificates in "Street Name" or on deposit at their brokerage firm will need to do nothing further.

“Taking this action realigns the market float and share price in a way that should be more attractive to both institutional and individual investors. We are committed to bringing shareholders value by developing products that are based on our proprietary platform technology and by expanding our pipeline with products in clinical development via a business transaction,” said Dr. Gad Riesenfeld, President and COO.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, from its tricyclic dextrocannabinoid platform technology, as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos' proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Clinical development in pain indications is expected to commence during 2005.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

	Pharmos U.S.	The Ruth Group, Inc.
	Gale Smith	John Quirk (investors)
	(732) 452-9556	(646) 536-7029
	Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679